Exhibit 99.1

Stewart Reports Earnings for First Quarter 2006

          HOUSTON, April 27 /PRNewswire-FirstCall/ -- Stewart Information Services Corporation (NYSE: STC) today reported the results of its operations for the first quarter ended March 31, 2006.  (Dollar amounts in the table below are in millions, except for per share figures.)

	First Quarter

	2006	2005

Total revenues	$539.4	$511.0
Pretax earnings before minority interests	8.3	20.2
Net earnings	2.6	10.7
Net earnings per diluted share	0.14	0.59

Financial Highlights

*

Revenues increased 5.6 percent to $539.4 million in the first quarter of 2006 as compared with $511.0 million for the first quarter of 2005. This quarter’s revenues represent the highest revenues for any first quarter in the Company’s history.  Pretax earnings (calculated before minority interests) for the first quarter of 2006 were $8.3 million as compared with $20.2 million for the same period of 2005.

*

Revenues were positively impacted by an increase in both direct and agency business.  The increase in direct operations is primarily due to acquisitions and growth in commercial transactions.  Acquisitions increased revenues by $12.1 million and pretax earnings by $1.7 million for the quarter.

*

The increase in revenues for the quarter was more than offset by increases primarily in employee and other operating costs.  Employee costs were impacted by the competitive market for key employees in California and other states.  Retention of these key associates is essential to managing through changes in the marketplace.  Employee costs were also higher compared to the same period a year ago due to significant increases in health insurance claims and premium costs, additional employees at newly opened locations and increases in staff providing technology-related services.  While the Company continually monitors changes in transaction volumes, it carefully reacts to seasonal fluctuations.  The Company maintains staffing levels sufficient to continue to provide superior customer service and gain market share through a reasonably stable, dedicated employee work force.  Other operating costs increased primarily due to expenses related to new offices and increased technology development and security costs.

*

Stewart’s book value per share decreased to $42.16 per share at March 31, 2006 as compared with $42.21 at December 31, 2005.  The decline in book value per share was primarily due to an increase in unrealized losses in the Company’s bond portfolio triggered by interest rate increases in the first quarter of 2006.

*

Title orders declined in the first quarter of 2006 by 8.9 percent from the same period a year ago.  Orders were 9.8 percent lower in March 2006 than in March 2005.  Steady increases in mortgage interest rates were the major reason for the decline in title orders.

          “We took corrective actions in the quarter including management changes in several major markets in which our offices were not performing up to expectations,” said Stewart Morris, Jr., co-chief executive officer.  “Also, we should be delivering AIM+, our fourth-generation Web-based title production system and the second generation of SureClose(R), our transaction management system, by the end of 2006.  An outside third-party research group that was engaged to study the savings from our new technology identified future savings and increased productivity opportunities.  Our next step is to define and deploy these labor-saving workflow processes to obtain optimum benefit across our offices.

           “We have reorganized to combine Landata Systems and Stewart Realty Solutions under one profit center, Stewart Transaction Solutions,” added Stewart Morris, Jr.  “This move places all of our technology under single leadership, continuing our drive to sell our award-winning technology solutions to the real estate and title industries.  SureClose recently passed the 1.7 million online-file mark and continues to lead the industry in volume and service.  We also continue to add two to three new companies per day on our TitleLogix(R) and TitleWorkPlace(TM) application service providers (ASPs), the title industry’s leading ASP facilities.”

           Stewart was named to FORTUNE magazine’s annual list of “America’s Most Admired Companies”, landing at number four on the mortgage services industry list.  “Stewart was the best-ranked title insurance company on the list, receiving high marks for its use of corporate assets and financial soundness,” said Malcolm S. Morris, co-chief executive officer.  “Our record 31 consecutive years of growth in surplus and reserves is unmatched by any other title insurance company and provides ongoing policyholder protection.  This is one of the enabling factors in our growing commercial segment.”

           Stewart Information Services Corporation is a technology-driven, strategically competitive, real estate information and transaction management company providing title insurance and related information services through more than 9,000 policy-issuing offices and agencies in the United States and international markets.  Stewart also provides post-closing lender services, default management solutions, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred property exchanges.  More information can be found at http://www.stewart.com .

           This press release may contain forward-looking statements, which include all statements other than statements of historical facts.  Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart’s expectations will be achieved.  In particular, historical order counts do not necessarily indicate future revenues because Stewart cannot predict the number of orders that will result in closings.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF EARNINGS
(In thousands of dollars, except per share amounts)

	Three months ended March 31

	2006	2005

Revenues
Title insurance:
Direct operations	227,818	212,874
Agency operations	281,654	273,685
Real estate information services	20,019	17,627
Investment income	8,537	6,308
Investment and other gains - net	1,394	468

	539,422	510,962
Expenses
Amounts retained by agencies	226,876	223,587
Employee costs	179,102	155,617
Other operating expenses	89,804	80,997
Title losses and related claims	25,258	22,131
Depreciation and amortization	8,688	7,806
Interest	1,429	617

	531,157	490,755
Earnings before taxes and minority interests	8,265	20,207
Income taxes	1,750	6,618
Minority interests	3,869	2,923

Net earnings	2,646	10,666

Average number of diluted shares (000)	18,304	18,225
Earnings per share - diluted	0.14	0.59

Segment information:
Title revenues	519,403	493,335
Title pretax earnings before minority interests	6,765	18,868
REI revenues	20,019	17,627
REI pretax earnings before minority interests	1,500	1,339
Selected financial information:
Cash (used in) provided by operations	(14,015)	14,287
Title loss payments - net of recoveries	27,490	16,535
Changes in other comprehensive earnings - net of taxes	(3,001)	(5,127)
Number of title orders opened (000):
January	60.3	62.6
February	59.5	68.1
March	73.4	81.3

Quarter	193.2	212.0

	Mar 31 2006	Dec 31 2005

Stockholders’ equity	768,222	766,313
Number of shares outstanding (000)	18,220	18,154
Book value per share	42.16	42.21

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	March 31 2006	December 31 2005

Assets
Cash and cash equivalents	118,361	134,734
Short-term investments	176,404	206,717
Investments - statutory reserve funds	457,663	449,475
Investments - other	74,683	85,802
Receivables - premiums from agencies	40,297	49,397
Receivables - other	45,744	47,791
Less allowance for uncollectible amounts	(8,090)	(8,526)
Property and equipment	90,780	85,762
Title plants	61,530	58,930
Goodwill	181,443	155,624
Intangible assets	15,968	15,268
Other assets	79,475	80,177

	1,334,258	1,361,151

Liabilities
Notes payable	93,100	88,413
Accounts payable and accrued liabilities	96,337	125,255
Estimated title losses	346,096	346,704
Deferred income taxes	11,623	15,784
Minority interests	18,880	18,682

	566,036	594,838
Contingent liabilities and commitments
Stockholders’ equity
Common and Class B Common Stock and additional paid-in capital	147,631	145,367
Retained earnings	621,878	619,232
Accumulated other comprehensive earnings	2,627	5,628
Treasury stock	(3,914)	(3,914)

Total stockholders’ equity	768,222	766,313

	1,334,258	1,361,151

April 27, 2006

SOURCE  Stewart Information Services Corp.
           -0-                             04/27/2006
          /CONTACT:  Ted C. Jones, Director - Investor Relations of Stewart Information Services Corp., +1-713-625-8014/
          /Web site:  http://www.stewart.com /